SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549



                                    FORM 8-K



                             Current Report Pursuant
                          to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



    Date of report (Date of earliest event reported)        July 15, 2003
                                                        ------------------------



                               UNOCAL CORPORATION
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             (Exact name of registrant as specified in its charter)



                                    Delaware
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                 (State or Other Jurisdiction of Incorporation)



    1-8483                                   95-3825062
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(Commission File Number)                (I.R.S. Employer Identification No.)



2141 Rosecrans Avenue, Suite 4000, El Segundo, California         90245
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(Address of Principal Executive Offices)                       (Zip Code)



                                 (310) 726-7600
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              (Registrant's Telephone Number, Including Area Code)

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Item 5.      Other Events.

On July 15, 2003, Unocal Corporation and its wholly owned affiliate, Chicago Carbon Company ("Chicago"), filed with the Securities and Exchange Commission ("SEC"), an amended Schedule 13D with respect to Chicago's 14.71% interest in Tom Brown, Inc. ("Tom Brown"). The filing was made to reflect that Chicago had given notice to Tom Brown on July 14, 2003, of its request that the 5,800,000 shares of common stock it holds in Tom Brown be registered under the shelf registration statement that Tom Brown had filed with the SEC. Chicago's notice was provided in accordance with certain contractual registration rights with Tom Brown and in response to notice from Tom Brown pursuant to those rights. In the event that Tom Brown's shelf registration statement is amended to include all of the shares owned by Chicago and that statement is declared effective by the SEC, then Chicago would be in a position to sell its Tom Brown shares subject to the usual and customary shelf registration statement procedures and the requirements of the contractual registration rights with Tom Brown.

If all 5,800,000 shares were sold in the future at the July 14, 2003 closing price of Tom Brown stock of $25.93, then gross proceeds would be approximately $150 million with after-tax cash proceeds of an estimated $135 million. Chicago's book value for these shares is currently $92 million. The after-tax gain is currently estimated to be approximately $35 million. Any after-tax cash proceeds are currently expected to be used for debt reduction and other corporate purposes.

Item 7. Financial Statements and Exhibits.

     (c)  Exhibits:

          99. Amended Schedule 13D with respect to Chicago's interest in Tom Brown.




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                                 UNOCAL CORPORATION
                                                   (Registrant)




Date:  July 16, 2003                              By:  /s/ JOE D. CECIL
      ------------------                         -------------------------------
                                                 Joe D. Cecil
                                                 Vice President and Comptroller

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